Exhibit 99.1

NEWS RELEASE
For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348	FOR IMMEDIATE RELEASE
February 11, 2025

2024 Annual Results and 2025 Guidance

Announced By NNN REIT, Inc.

Orlando, Florida, February 11, 2025 – NNN REIT, Inc. (NYSE: NNN), a real estate investment trust, today announced operating results for the quarter and year ended December 31, 2024. Highlights include:

Operating Results:

•
Revenues and net earnings, FFO, Core FFO and AFFO and diluted per share amounts:

	Quarter Ended			Year Ended
	December 31,			December 31,
	2024	2023		2024	2023
	(in thousands, except per share data)
Revenues	$218,482	$216,231		$869,266	$828,111

Net earnings	$97,894	$96,682		$396,835	$392,340
Net earnings per share	$0.52	$0.53	(1)	$2.15	$2.16	(1)

FFO	$152,689	$151,712		$610,501	$589,074
FFO per share	$0.82	$0.83	(1)	$3.32	$3.24	(1)

Core FFO	$152,731	$154,281		$611,169	$592,528
Core FFO per share	$0.82	$0.85	(1)	$3.32	$3.26	(1)

AFFO	$154,057	$148,997		$616,613	$591,523
AFFO per share	$0.82	$0.82		$3.35	$3.26

(1)

During the quarter ended December 31, 2023, one tenant was reclassified to accrual basis for accounting purposes due to their improved qualitative and quantitative credit factors, which resulted in an increase of accrued rent in the amount of $5,573. Excluding such, net earnings per share would have been $0.50 and $2.13, FFO per share would have been $0.80 and $3.21 and Core FFO would have been $0.82 and $3.23 for the quarter and year ended December 31, 2023, respectively.

2024 Highlights:

•
FFO per share increased 2.5% over prior year results
•
Core FFO per share increased 1.8% over prior year results
•
AFFO per share increased 2.8% over prior year results

2024 Highlights (continued):

•
Dividend yield of 5.6% at December 31, 2024
•
Annual dividend per common share increased to $2.29 marking the 35th consecutive year of annual dividend increases - the third longest record of consecutive annual dividend increases of all public REITs
•
Maintained high occupancy levels at 98.5%, with a weighted average remaining lease term of 9.9 years, at December 31, 2024 as compared to 99.3% at September 30, 2024, and 99.5% at December 31, 2023
•
$565.4 million in property investments, including the acquisition of 75 properties with aggregate gross leasable area of approximately 1,486,000 square feet at an initial cash cap rate of 7.7%, with a weighted average remaining lease term of 18.5 years
•
Sold 41 properties for $148.7 million, producing $42.3 million of gains on sales, at a cap rate of 7.3%
•
Raised $214.3 million in net proceeds from issuance of 4,716,754 common shares
•
Issued $500 million principal amount of 5.500% senior unsecured notes due 2034
•
Redeemed $350 million principal amount of 3.900% senior unsecured notes due 2024
•
Expanded line of credit borrowing capacity from $1.1 billion to $1.2 billion and extended maturity to April 2028
•
Maintained sector leading 12.1 year weighted average debt maturity
•
Total average annual shareholder returns (11.1% for the past 30 years) exceed industry equity averages for the past 3-, 15-, 20-, 25- and 30-years

Fourth Quarter 2024 Highlights:

•
$216.8 million in property investments, including the acquisition of 31 properties with an aggregate gross leasable area of approximately 305,000 square feet at an initial cash cap rate of 7.6%, with a weighted average remaining lease term of 19.8 years
•
Sold 12 properties for $42.8 million, producing $12.1 million of gains on sales

NNN has initiated eviction proceedings for 64 properties leased to a mid-western restaurant operator. As of December 31, 2024, NNN had taken back possession of 33 of those properties of which 28 properties have been re-leased to another restaurant operator with rent commencing May 1, 2025. NNN is working to take possession of the remainder of the properties in the first quarter of 2025. Additionally, during the fourth quarter of 2024, NNN took possession of 32 properties previously leased to a southeast U.S. furniture retailer that had filed for bankruptcy. As of December 31, 2024, NNN had sold six of these properties generating net proceeds of $21.8 million and re-leased five of these properties.

The company announced 2025 Core FFO guidance of $3.33 to $3.38 per share. The 2025 AFFO is estimated to be $3.39 to $3.44 per share. The Core FFO guidance equates to net earnings of $1.97 to $2.02 per share, plus $1.36 per share of expected real estate depreciation and amortization and excludes any gains from the sale of real estate, charges for impairments and executive retirement costs. The guidance is based on current plans and assumptions and subject to risks and uncertainties more fully described in this press release and the company's reports filed with the Securities and Exchange Commission.

Steve Horn, Chief Executive Officer, commented: "In 2024, we executed more than $560 million in acquisitions with minimal reliance on capital markets and ended the year with a zero balance on our revolving credit facility. With the full $1.2 billion available on our line of credit and approximately $200 million in free cash flow, we are in a strong position to drive property acquisitions and capitalize on relationship opportunities in 2025."

NNN REIT invests primarily in high-quality retail properties subject generally to long-term, net leases. As of December 31, 2024, the company owned 3,568 properties in 49 states with a gross leasable area of approximately 36.6 million square feet and a weighted average remaining lease term of 9.9 years. NNN is one of only three publicly traded real estate investment trusts to have increased annual dividends for 35 or more consecutive years. For more information on the company, visit www.nnnreit.com.

Management will hold a conference call on February 11, 2025, at 10:30 a.m. ET to review these results. The call can be accessed on the NNN REIT website live at http://www.nnnreit.com. For those unable to listen to the live broadcast, a replay will be available on the company’s website. In addition, a summary of any earnings guidance given on the call will be posted to the company’s website.

Statements in this press release that are not strictly historical are “forward-looking” statements. These statements generally are characterized by the use of terms such as "believe," "expect," "intend," "may," "estimated," or other similar words or expressions. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, including inflation, local real estate conditions, changes in interest rates, increases in operating costs, the preferences and financial condition of the company's tenants, the availability of capital, risks related to the company's status as a real estate investment trust ("REIT") and the potential impacts of an epidemic or pandemic on the company's business operations, financial results and financial position on the world economy. Additional information concerning these and other factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (the “Commission”) filings, including, but not limited to, the company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the company or the Commission. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. NNN REIT, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds From Operations, commonly referred to as "FFO", is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) and is used by the company as follows: net earnings (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, excluding gains (or including losses), any applicable taxes and noncontrolling interests on the disposition of certain assets, the company’s share of these items from the company’s noncontrolling interests and any impairment charges on a depreciable real estate asset, net of recoveries.

FFO is generally considered by industry analysts to be the most appropriate measure of performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net earnings as an indication of the company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs. A reconciliation of net earnings (computed in accordance with GAAP) to FFO, as defined by Nareit, is included in the financial information accompanying this release.

Core Funds From Operations (“Core FFO”) is a non-GAAP measure of operating performance that adjusts FFO to eliminate the impact of certain GAAP income and expense amounts that the company believes are infrequent and unusual in nature and/or not related to its core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the REIT industry, and management believes that presentation of Core FFO provides investors with a potential metric to assist in their evaluation of the company’s operating performance across multiple periods and in comparison to the operating performance of its peers because it removes the effect of unusual items that are not expected to impact the company’s operating performance on an ongoing basis. Core FFO is used by management in evaluating the performance of the company’s core business operations and is a factor in determining management compensation. Items included in calculating FFO that may be excluded in calculating Core FFO may include items such as transaction related gains, income or expense, impairments on land, executive retirement costs, or other non-core amounts as they occur. The company’s computation of Core FFO may differ from the methodology for calculating Core FFO used by other equity REITs, and therefore, may not be comparable to such other REITs. A reconciliation of net earnings (computed in accordance with GAAP) to Core FFO is included in the financial information accompanying this release.

Adjusted Funds From Operations (“AFFO”) is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company's performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the company’s performance. The company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore, may not be comparable to such other REITs. A reconciliation of net earnings (computed in accordance with GAAP) to AFFO is included in the financial information accompanying this release.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate as defined by Nareit (“EBITDA”) is a metric established by Nareit and commonly used by real estate companies. The measure is a result of net earnings (computed in accordance with GAAP), plus interest expense, income tax expense, depreciation and amortization, excluding any gains (or including any losses) on disposition of real estate, any impairment charges and after adjustments for income and losses attributable to noncontrolling interests. Management considers the non-GAAP measure of EBITDA to be an appropriate measure of the company's performance and should be considered in addition to, net earnings or loss, as a measure of the company's operating performance. The company’s computation of EBITDA may differ from the methodology for calculating EBITDA used by other equity REITs, and therefore, may not be comparable to such other REITs. A reconciliation of net earnings (computed in accordance with GAAP) to EBITDA, as defined by Nareit, is included in the company’s Annual Supplemental Data accompanying this release.

NNN REIT, Inc.

Income Statement Summary

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2024	2023		2024	2023
Revenues:
Rental income	$218,348	$215,178		$867,468	$826,090
Interest and other income from real estate transactions	134	1,053		1,798	2,021
	218,482	216,231		869,266	828,111
Operating expenses:
General and administrative	8,705	10,530		44,287	43,746
Real estate	11,142	8,237		32,317	28,378
Depreciation and amortization	63,194	60,079		249,681	238,625
Leasing transaction costs	24	76		99	299
Impairment losses – real estate, net of recoveries	3,724	2,315		6,632	5,990
Executive retirement costs	42	2,569		668	3,454
	86,831	83,806		333,684	320,492
Gain on disposition of real estate	12,083	7,263		42,290	47,485
Earnings from operations	143,734	139,688		577,872	555,104

Other expenses (revenues):
Interest and other income	(1,040)	(383)		(2,980)	(1,134)
Interest expense	46,880	43,389		184,017	163,898
	45,840	43,006		181,037	162,764

Net earnings	$97,894	$96,682		$396,835	$392,340

Weighted average shares outstanding:
Basic	186,449,345	181,425,202		183,688,562	181,200,040
Diluted	186,833,150	181,932,133		184,043,841	181,689,723

Net earnings per share:
Basic	$0.52	$0.53		$2.16	$2.16
Diluted	$0.52	$0.53	(1)	$2.15	$2.16	(1)

(1)

During the quarter ended December 31, 2023, one tenant was reclassified to accrual basis for accounting purposes due to their improved qualitative and quantitative credit factors, which resulted in an increase of accrued rent in the amount of $5,573. Excluding such, net earnings per common share would have been $0.50 and $2.13 for the quarter and year ended December 31, 2023, respectively.

NNN REIT, Inc.

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2024	2023		2024	2023
Funds From Operations ("FFO") Reconciliation:
Net earnings	$97,894	$96,682		$396,835	$392,340
Real estate depreciation and amortization	63,154	59,978		249,324	238,229
Gain on disposition of real estate	(12,083)	(7,263)		(42,290)	(47,485)
Impairment losses – depreciable real estate, net of recoveries	3,724	2,315		6,632	5,990
Total FFO adjustments	54,795	55,030		213,666	196,734
FFO	$152,689	$151,712		$610,501	$589,074

FFO per share:
Basic	$0.82	$0.84		$3.32	$3.25
Diluted	$0.82	$0.83	(1)	$3.32	$3.24	(1)

Core Funds From Operations ("Core FFO") Reconciliation:
Net earnings	$97,894	$96,682		$396,835	$392,340
Total FFO adjustments	54,795	55,030		213,666	196,734
FFO	152,689	151,712		610,501	589,074

Executive retirement costs	42	2,569		668	3,454
Total Core FFO adjustments	42	2,569		668	3,454
Core FFO	$152,731	$154,281		$611,169	$592,528

Core FFO per share:
Basic	$0.82	$0.85		$3.33	$3.27
Diluted	$0.82	$0.85	(1)	$3.32	$3.26	(1)

(1)

During the quarter ended December 31, 2023, one tenant was reclassified to accrual basis for accounting purposes due to their improved qualitative and quantitative credit factors, which resulted in an increase of accrued rent in the amount of $5,573. Excluding such, FFO per common share would have been $0.80 and $3.21 and Core FFO would have been $0.82 and $3.23 for the quarter and year ended December 31, 2023, respectively.

NNN REIT, Inc.

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Adjusted Funds From Operations ("AFFO") Reconciliation:
Net earnings	$97,894	$96,682	$396,835	$392,340
Total FFO adjustments	54,795	55,030	213,666	196,734
Total Core FFO adjustments	42	2,569	668	3,454
Core FFO	152,731	154,281	611,169	592,528

Straight-line accrued rent, net of reserves	(302)	(5,957)	(294)	(7,453)
Net capital lease rent adjustment	58	75	222	319
Below-market rent amortization	(144)	(82)	(495)	(431)
Stock based compensation expense	2,775	2,592	11,816	10,846
Capitalized interest expense	(1,061)	(1,912)	(5,805)	(4,286)
Total AFFO adjustments	1,326	(5,284)	5,444	(1,005)
AFFO	$154,057	$148,997	$616,613	$591,523

AFFO per share:
Basic	$0.83	$0.82	$3.36	$3.26
Diluted	$0.82	$0.82	$3.35	$3.26

Other Information:
Rental income from operating leases(1)	$212,565	$209,037	$846,653	$805,136
Earned income from direct financing leases(1)	$115	$133	$468	$560
Percentage rent(1)	$189	$241	$1,536	$1,631

Real estate expenses reimbursed from tenants(1)	$5,479	$5,767	$18,811	$18,763
Real estate expenses	(11,142)	(8,237)	(32,317)	(28,378)
Real estate expenses, net of tenant reimbursements	$(5,663)	$(2,470)	$(13,506)	$(9,615)

Amortization of debt costs	$1,455	$1,295	$5,993	$4,943
Scheduled debt principal amortization (excluding maturities)	$—	$—	$—	$173	(2)
Non-real estate depreciation expense	$43	$105	$370	$409

(1)

For the quarters ended December 31, 2024 and 2023, the aggregate of such amounts is $218,348 and $215,178, respectively, and $867,468 and $826,090, for the year ended December 31, 2024 and 2023, respectively, and is classified as rental income on the income statement summary.

(2)	In April 2023, NNN repaid the remaining mortgages payable principal balance of $9,774.

NNN REIT, Inc.

2025 Earnings Guidance:

Guidance is based on current plans and assumptions and subject to risks and uncertainties more fully described in this press release and the company's reports filed with the Commission.

2025 Guidance
Net earnings per share excluding any gains on disposition of real estate, impairment charges, and executive retirement costs	$1.97 - $2.02 per share
Real estate depreciation and amortization per share	$1.36 per share
Core FFO per share	$3.33 - $3.38 per share
AFFO per share	$3.39 - $3.44 per share
General and administrative expenses	$47 - $48 Million
Real estate expenses, net of tenant reimbursements	$15 - $16 Million
Acquisition volume	$500 - $600 Million
Disposition volume	$80 - $120 Million

NNN REIT, Inc.

Balance Sheet Summary

(dollars in thousands)

(unaudited)

	December 31, 2024	December 31, 2023
Assets:
Real estate portfolio, net of accumulated depreciation and amortization	$8,746,168	$8,535,851
Cash and cash equivalents	8,731	1,189
Restricted cash and cash held in escrow	331	3,966
Receivables, net of allowance of $617 and $669, respectively	2,975	3,649
Accrued rental income, net of allowance of $4,156 and $4,168, respectively	34,005	34,611
Debt costs, net of accumulated amortization of $27,002 and $23,952, respectively	8,958	3,243
Other assets	71,560	79,459
Total assets	$8,872,728	$8,661,968

Liabilities:
Line of credit payable	$—	$132,000
Notes payable, net of unamortized discount and unamortized debt costs	4,373,803	4,228,544
Accrued interest payable	29,699	34,374
Other liabilities	106,951	109,593
Total liabilities	4,510,453	4,504,511

Total equity	4,362,275	4,157,457

Total liabilities and equity	$8,872,728	$8,661,968

Common shares outstanding	187,540,929	182,474,770

Gross leasable area, Property Portfolio (square feet)	36,557,000	35,966,000

NNN REIT, Inc.

Debt Summary

As of December 31, 2024

(dollars in thousands)

(unaudited)

Unsecured Debt	Principal	Principal, Net of Unamortized Discount	Stated Rate	Effective Rate	Maturity Date
Line of credit payable	$—	$—	SOFR + 87.5bps	—	April 2028

Unsecured notes payable:
2025	400,000	399,900	4.000%	4.029%	November 2025
2026	350,000	349,128	3.600%	3.733%	December 2026
2027	400,000	399,490	3.500%	3.548%	October 2027
2028	400,000	398,778	4.300%	4.388%	October 2028
2030	400,000	399,286	2.500%	2.536%	April 2030
2033	500,000	489,579	5.600%	5.905%	October 2033
2034	500,000	494,112	5.500%	5.662%	June 2034
2048	300,000	296,219	4.800%	4.890%	October 2048
2050	300,000	294,561	3.100%	3.205%	April 2050
2051	450,000	442,228	3.500%	3.602%	April 2051
2052	450,000	440,282	3.000%	3.118%	April 2052
Total	4,450,000	4,403,563

Total unsecured debt(1)	$4,450,000	$4,403,563

Debt costs		$(43,820)
Accumulated amortization		14,060
Debt costs, net of accumulated amortization		(29,760)
Notes payable, net of unamortized discount and unamortized debt costs		$4,373,803

(1)	Unsecured debt has a weighted average interest rate of 4.1% and a weighted average maturity of 12.1 years.

NNN REIT, Inc.

Debt Summary - Continued

As of December 31, 2024

(unaudited)

Credit Facility and Notes Covenants

The following is a summary of key financial covenants for the company's unsecured credit facility and notes, as defined and calculated per the terms of the facility's credit agreement and the notes' governing documents, respectively, which are included in the company's filings with the Commission. These calculations, which are not based on U.S. GAAP measurements, are presented to investors to show that as of December 31, 2024, the company believes it is in compliance with the covenants.

Key Covenants	Required	December 31, 2024
Unsecured Bank Credit Facility:
Maximum leverage ratio	< 0.60	0.37
Minimum fixed charge coverage ratio	> 1.50	4.28
Maximum secured indebtedness ratio	< 0.40	—
Unencumbered asset value ratio	> 1.67	2.70
Unencumbered interest ratio	> 1.75	4.23
Unsecured Notes:
Limitation on incurrence of total debt	≤ 60%	40.0%
Limitation on incurrence of secured debt	≤ 40%	—
Debt service coverage ratio	≥ 1.50	4.2
Maintenance of total unencumbered assets	≥ 150%	250%

NNN REIT, Inc.

Property Portfolio

As of December 31, 2024

Top 20 Lines of Trade

		As of December 31,
	Lines of Trade	2024(1)	2023(2)
1.	Convenience stores	17.0%	16.4%
2.	Automotive service	16.9%	15.6%
3.	Restaurants – limited service	8.4%	8.5%
4.	Restaurants – full service	7.8%	8.7%
5.	Family entertainment centers	7.2%	6.4%
6.	Recreational vehicle dealers, parts and accessories	5.1%	4.6%
7.	Theaters	4.0%	4.1%
8.	Health and fitness	3.9%	4.5%
9.	Equipment rental	3.2%	3.0%
10.	Wholesale clubs	2.4%	2.5%
11.	Automotive parts	2.4%	2.5%
12.	Drug stores	2.2%	2.4%
13.	Home improvement	2.1%	2.2%
14.	Medical service providers	1.7%	1.7%
15.	General merchandise	1.4%	1.4%
16.	Furniture	1.3%	2.0%
17.	Pet supplies and services	1.3%	1.1%
18.	Consumer electronics	1.3%	1.4%
19.	Travel plazas	1.2%	1.3%
20.	Home furnishings	1.1%	1.3%
	Other	8.1%	8.4%
	Total	100.0%	100.0%

Top 10 States

	State	% of Total(1)		State	% of Total(1)
1.	Texas	18.8%	6.	Tennessee	3.8%
2.	Florida	8.7%	7.	North Carolina	3.7%
3.	Illinois	5.1%	8.	Indiana	3.6%
4.	Georgia	4.5%	9.	Arizona	3.2%
5.	Ohio	4.2%	10.	Virginia	3.2%

As a percentage of annual base rent, which is the annualized base rent for all leases in place.

(1)	$860,562,000 as of December 31, 2024.
(2)	$818,749,000 as of December 31, 2023.

NNN REIT, Inc.

Property Portfolio - Continued

As of December 31, 2024

Top 20 Tenants

	Tenant	# of Properties	% of Total(1)
1.	7-Eleven	146	4.5%
2.	Mister Car Wash	121	4.1%
3.	Dave & Buster's	34	3.8%
4.	Camping World	48	3.8%
5.	GPM Investments (convenience stores)	148	2.8%
6.	Flynn Restaurant Group (Taco Bell/Arby's)	204	2.7%
7.	AMC Theatres	20	2.6%
8.	LA Fitness	26	2.5%
9.	BJ's Wholesale Club	13	2.4%
10.	Mavis Tire Express Services	140	2.2%
11.	Couche Tard (Pantry)	91	2.2%
12.	Kent Distributors (convenience stores)	38	2.1%
13.	Chuck E. Cheese	53	1.8%
14.	Walgreens	49	1.8%
15.	Sunoco	53	1.8%
16.	Casey's General Stores (convenience stores)	62	1.7%
17.	United Rentals	49	1.6%
18.	Tidal Wave Auto Spa	35	1.3%
19.	Super Star Car Wash	33	1.3%
20.	Lifetime Fitness	3	1.3%

Lease Expirations(2)

	% of Total(1)	# of Properties	Gross Leasable Area (3)		% of Total(1)	# of Properties	Gross Leasable Area (3)
2025	3.2%	132	874,000	2031	7.0%	184	2,655,000
2026	4.2%	204	1,981,000	2032	5.1%	183	1,804,000
2027	7.6%	231	3,401,000	2033	4.6%	134	1,398,000
2028	5.8%	255	2,306,000	2034	5.8%	182	2,398,000
2029	4.6%	143	2,083,000	Thereafter	47.7%	1,711	14,840,000
2030	4.4%	154	2,086,000

(1)	Based on the annual base rent of $860,562,000, which is the annualized base rent for all leases in place as of December 31, 2024.
(2)	As of December 31, 2024, the weighted average remaining lease term is 9.9 years.
(3)	Square feet.